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                                                                      Exhibit 21

Subsidiaries of the Company                     Jurisdiction of Incorporation

Net2Phone Global Services, L.L.C.               Delaware
Net2Phone Cable Telephony, L.L.C.               Delaware
Net2Phone Global Servicos de Comunicacoes       Madeira, Portugal
Sprewell Consultadorio e Projectos, Lda         Madeira, Portugal
Net2Phon MEA Ltd.                               Israel
VoIP Technology Holdings, LLC                   Delaware
Net2Phone, B.V.                                 Netherlands
Net2Phone America do Sul Comunicacoes Ltda      Brazil
Net2Phone do Brasil Comunicacoes Ltda           Brazil